HELIX BIOMEDIX, INC. ANNOUNCES MULTI-FACETED JOINT VENTURE
FOR THE COMMERCIALIZATION OF ITS PEPTIDE TEHNOLOGY
On Track to Meet First Major 2007 Milestone
BOTHELL, WA., April 23, 2007 — Helix BioMedix, Inc. (OTC Bulletin Board: HXBM) today announced that it has expanded its strategy to take a finished peptide-based product to market. Key to this strategic decision is the signing of two related agreements to provide technology and services to DermaVentures, LLC, a newly established personal care company. The joint venture includes the provision of a license to DermaVentures for one of Helix BioMedix’s advanced peptide technologies as well as a services agreement pursuant to which Helix BioMedix will manage the day-to-day operations of the company in return for an equity position.
“This is a significant advancement towards the company’s milestone to share in the market value created by the launch of a new peptide-enhanced personal care product in 2007,” commented R. Stephen Beatty, President and Chief Executive Officer of Helix BioMedix. “We are executing on our plan to get closer to the point of sale, which should make us more effective and increase the profit potential from our technology.”
Taking charge of this joint venture initiative is Helix BioMedix’s Chief Operating Officer, Lori Bush. “Lori has a great record of success with other consumer products such as Johnson & Johnson’s Neutrogena. Her leadership in the areas of marketing and product development is a key reason we asked Lori to join the Helix BioMedix management team and should prove beneficial as we work together to take this new product to market,” Beatty added.
DermaVentures’ flagship product, P.A.C. Perfect (peptide-powered acne control), is a new acne treatment system to be marketed initially via Spanish language direct TV and other Spanish language media outlets. In addition to benefiting from Helix BioMedix’s proprietary peptide technology, DermaVentures will leverage certain aspects of Helix’s infrastructure, including administrative and supply chain support, for which it has assigned Helix a significant minority stake in DermaVentures’ business.
DermaVentures is currently administering clinical testing and expects to complete its consumer and media testing for the P.A.C. Perfect Acne Treatment System launch in time for a market rollout in late 2007. Dr. Stephen Schleicher, Director of DermDx Centers for Dermatology and coordinator of the DermaVentures clinical testing, added, “The initial response in the Hispanic community has been extremely gratifying. Many subjects enrolled in the study have experienced improvement faster than expected.”
Beatty concluded, “At Helix, we’re delighted to have the opportunity to be involved with this program in a way that not only creates a new royalty stream but that should also allow us to more materially share in the upside value of our technology in the marketplace.”
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Helix BioMedix

About Helix BioMedix
Helix BioMedix, Inc. is a biopharmaceutical company with a vast library of diverse bioactive peptides and patents covering six distinct classes and hundreds of thousands of peptide sequences. The company’s mission is to enrich clinical practice and the patient and consumer experience by expanding opportunities to tap the health, beauty and safety benefits of advanced bioactive small molecule technology. Our vision is to be recognized as the world leader in the identification, qualification and commercialization of natural and synthetic peptide technology.
The company’s core competencies include peptide design, synthesis and characterization together with assay development, screening, tissue culture and microbiology. These areas of expertise are leveraged through relationships with contract research organizations and peptide manufacturers for the capability to take a program from theoretical concept to a validated and qualified skin care active with respect to both efficacy and safety. Applications for Helix BioMedix peptides include anti-aging cosmeceutical skin care, acne treatment and other topical anti-infective pharmaceuticals and wound healing. In addition to our primary focus on peptides for dermatological applications, our peptide library also holds promise for advancements in other therapeutic and industrial areas such as oral care, biocides and animal health.
More information about the company and its proprietary peptides may be found on the company’s website at www.helixbiomedix.com.
Important Notice
This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding activities, events or developments that the company expects, believes or anticipates may occur in the future, including statements related to our potential growth, product development and commercialization, and revenue and profitability. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including the company’s ability to successfully raise additional capital, enter into revenue generating license agreements, continue its research and development efforts, including pre-clinical and clinical studies, and general economic conditions. Additional assumptions, risks and uncertainties are described in detail in our reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. Readers are cautioned that such forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. The company undertakes no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances.
Contact:
Investor Relations:
Cameron Associates
Alison Ziegler, 212-554-5469
alison@cameronassoc.com
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